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                                                                   EXHIBIT 23(b)


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We consent to the use in this Amendment No. 1 to Registration Statement No. 333-117233 of P. H. Glatfelter Company of our report dated March 10, 2004, except for Note 20, as to which the date is June 23, 2004, (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets," effective January 1, 2002) appearing in the Prospectus, which is a part of this Registration Statement.


We also consent to the reference to us under the heading "Experts" in such Prospectus.


/s/ Deloitte & Touche LLP

Philadelphia, Pennsylvania
September 1, 2004